Exhibit 99.1

AT THE COMPANY
Clifford Bolen
President and Chief Executive Officer
(312) 738-4500, cbolen@vitafoodproducts.com

FOR IMMEDIATE RELEASE
WEDNESDAY, MAY 16, 2007

Vita Announces Equity Investment

Chicago, IL (May 16, 2007) — Vita Food Products, Inc. (AMEX: VSF) today announced that it has entered into a Securities Purchase Agreement pursuant to which Howard Bedford, a member of the Company’s Board of Directors, will invest $3,000,000 in the Company, $1,000,000 of which has been received by the Company. Mr. Bedford will receive 2,400,000 shares of the Company’s common stock; two year warrants to purchase 500,000 shares of common stock at an exercise price of $1.25 per share; three-year warrants to purchase 500,000 shares of common stock at an exercise price of $1.50 per share; four-year warrants to purchase 500,000 shares of common stock at an exercise price of $1.50 per share; and five-year warrants to purchase 500,000 shares of common stock at an exercise price of $1.75 per share.

The transactions are subject to the Board of Directors’ receipt of a fairness opinion from an investment banker or other acceptable party, which it received on April 16, 2007; to approval by the holders of a majority of the outstanding shares of common stock, which it received on April 13, 2007; to distribution of a 14C Information Statement under the Federal securities laws, and to approval by the American Stock Exchange.

Commenting on the investment, Cliff Bolen, the Company’s President and Chief Executive Officer, stated “We are pleased with Mr. Bedford’s confidence, and decision to further invest in the future of Vita. These funds will significantly help with the Company’s working capital requirements and future growth.”

The Vita Seafood division is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish. More than 95% of Vita Seafood’s sales are in kosher foods.

Vita Specialty Foods, Inc., the Company’s wholly owned subsidiary, markets and sells honey, salad dressings, barbecue sauces and other meat enhancements and salsas. The Company markets and sells these items under the Virginia Brand®, Oak Hill Farms®, Scorned Woman®, Jim Beam®, Budweiser™, Dr Pepper®, 7UP® and A&W® brands.

For more information visit www.vitafoodproducts.com

The common stock of Vita Food Products, Inc. is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

This release contains forward-looking statements about the Company’s future growth, profitability, introduction of new products, and competitive position. Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.